Exhibit 12.2


                         UNITED STATES STEEL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
           ----------------------------------------------------------
                              (Dollars in Millions)


                              Three Months
                                 Ended          Year Ended December 31
                               March 31     --------------------------------
                              2003   2002   2002   2001   2000   1999   1998
                              ----   ----   ----   ----   ----   ----   ----
Portion of rentals
  representing interest      $   7  $  11  $  34  $  45  $  48  $  46  $  52
Capitalized interest             2      -      6      1      3      7      6
Other interest and fixed
  charges                       35     35    136    153    115     74     47
                              ----   ----   ----   ----   ----   ----   ----
Total fixed charges (A)      $  44  $  46  $ 176  $ 199  $ 166  $ 127  $ 105
                              ====   ====   ====   ====   ====   ====   ====
Earnings-pretax income
  with applicable
  adjustments (B)            $ (35) $ (50) $ 183  $(387) $ 187  $ 295  $ 618
                              ====   ====   ====   ====   ====   ====   ====

Ratio of (B) to (A)            (a)    (b)   1.04    (c)   1.13   2.33   5.89
                              ====   ====   ====   ====   ====   ====   ====


(a) Earnings did not cover fixed charges by $79 million.
(b) Earnings did not cover fixed charges by $96 million.
(c) Earnings did not cover fixed charges by $586 million.